EXHIBIT 23.4

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.,
INDEPENDENT PETROLEUM ENGINEERS

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 Registration No. 333-121828) (the “Registration Statement”) and related Prospectus of Toreador Resources Corporation for the registration of up to 1,437,500 shares of its common stock and to the incorporation by reference therein of our estimates of reserves included in Toreador Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and to the inclusion in the Registration Statement of our estimates of reserves for the years ended December 31, 2003 and December 31, 2004.

/s/ EDWARD TRAVIS

LAROCHE PETROLEUM CONSULTANTS, LTD.

Dallas, Texas
February 1, 2005